UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 13, 2007

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip Code)

(201) 363-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2007, ORBCOMM Inc. (the “Company”) and the U.S. Coast Guard entered into an Amendment of Solicitation/Modification of Contract (the “Amendment”) amending the Validation Services Agreement dated as of May 20, 2004 by and between the Company and the U.S. Coast Guard (the “VSA”). The U.S. Coast Guard awarded the VSA to the Company to develop and demonstrate the ability to receive, collect and forward Automatic Identification System (“AIS”) data over the Company’s satellite system. The U.S. Coast Guard has paid the Company the full contract price of $7.2 million for the construction and launch of the Coast Guard Demonstration Satellite (the “CDS”), which has an AIS receiver in addition to the Company’s standard communications payload.

The Amendment extends the definitive launch date for the CDS to December 31, 2007. In consideration for this extension, the Company has agreed to the following with respect to the CDS:

o	provide up to 200 hours of additional technical support for up to 14 months after the launch date at no cost;

o	reduce the cost of the U.S. Coast Guard’s existing option under the VSA to receive additional post-launch maintenance services for the period January 1, 2009 through December 31, 2009 from $397,913 to $200,000; and

o	reduce the cost of each of the U.S. Coast Guard’s existing options under the VSA to receive AIS data transmission services for the period January 1, 2009 through December 31, 2009 from $396,000 to $196,000 for the medium usage option and from $594,000 to $394,000 for the high usage option (the cost for the low usage option for such period will remain unchanged at $198,000).

The Company has obtained a dedicated launch vehicle for the CDS and the Company’s Quick-Launch satellites that is available for launch before the end of 2007. The Company expects to launch the CDS together with some of its Quick-Launch satellites before the end of 2007.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.
By:	/s/ Christian LeBrun

	Name: Title:	Christian LeBrun Senior Vice President, General Counsel and Secretary

Date:  September 19, 2007

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